UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2013

NOVELIS INC.
(Exact name of Registrant as specified in its charter)
Canada 001-32312 98-0442987
(State or other jurisdiction (Commission File Number) (I.R.S. Employer of incorporation) Identification No.)
3560 Lenox Road, Suite 2000, Atlanta, GA 30326 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (404) 760-4000

__________________________________________________Not Applicable_________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 5, 2013, Novelis Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment”) to its Term Loan Facility (the “Term Loan Facility”) dated as of December 17, 2010 among the Company, as borrower, AV Metals Inc., the other guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent.

Pursuant to the Amendment, the interest rate was reduced to the higher of LIBOR and 1.0%, plus a 2.75% spread.  Prior to the Amendment, the interest rate spread ranged from 2.75% to 3.0% depending on the Company’s net leverage ratio, as defined in the Term Loan Facility, and was 3.0% at the time of the Amendment, based on the Company’s net leverage ratio. In addition, certain negative covenants were amended to increase the Company’s operational flexibility, including increased flexibility to make investments in the Company’s subsidiaries, permit additional working capital financings and more closely align certain restrictions in the Term Loan Facility with similar covenants in the Company’s outstanding senior notes.

The foregoing description of the Amendment is a general description and is qualified in its entirety by reference to the Amendment.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: March 8, 2013	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer